EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 29, 2017, the Company completed the previously announced acquisition (the “Acquisition”) of substantially all of the assets of Shenandoah Furniture. Inc. (“Shenandoah”) pursuant to the Asset Purchase Agreement the Company and Shenandoah entered into on September 6, 2017.

The following unaudited pro forma condensed combined financial statements and explanatory notes present how the consolidated financial statements of Hooker Furniture Corporation and Shenandoah may have appeared had the Acquisition been completed at earlier dates. The unaudited pro forma condensed combined financial statements show the impact of the Acquisition on the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with Hooker Furniture Corporation treated as the acquirer of Shenandoah as if the Acquisition had been completed on February 1, 2016.

The Acquisition will be accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values with any excess reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the Company’s best estimate and are subject to change once the detailed analyses are completed. These adjustments may be material.

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include: (1) any revenue or cost savings that may be achieved subsequent to the completion of the business combination; or (2) the impact of non-recurring items directly related to the business combination which are expected to be incurred during the Company’s fiscal year 2018.

The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Acquisition been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined companies. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read together with:

▪
the separate audited historical consolidated financial statements of Hooker Furniture Corporation for the year ended January 29, 2017 (as filed with the SEC on April 15, 2016 in Hooker Furniture Corporation’s Annual Report on Form 10-K for the fiscal year ended January 29, 2017);

•
the separate unaudited historical consolidated financial statements of Hooker Furniture Corporation for the quarter ended April 30, 2017 (as filed with the SEC on June 8, 2017 on a Quarterly Report on Form 10-Q) and the quarter ended July 30, 2017 (as filed with the SEC on September 8, 2017 on a Quarterly Report on Form 10-Q); and

▪	the audited and unaudited historical consolidated financial statements of Shenandoah Furniture, Inc. included in this filing.

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
FOR THE PERIOD ENDED JULY 30, 2017
(In thousands)

			Pro forma		Pro Forma
	Hooker	Shenandoah	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$45,818	$5,473	$(26,123)	a,b	25,168
Trade accounts receivable, less
allowance for doubtful accounts	75,371	3,546	-		78,917
Inventories	82,036	1,441	-		83,477
Prepaid expenses and other current assets	4,246	164	-		4,410
Total current assets	207,471	10,624	(26,123)		191,972
Property, plant and equipment, net	25,507	5,638	(232)	a	30,913
Cash surrender value of life insurance policies	23,178	497	(497)	a	23,178
Deferred taxes	6,019	-	-		6,019
Intangible assets	25,256	-	13,193	d	38,449
Goodwill	23,187		17,645	c	40,832
Other assets	2,241	-	-		2,241
Total non-current assets	105,388	6,135	30,109		141,632
Total assets	$312,859	$16,759	$3,986		$333,604

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$5,822		1,578	b	7,400
Trade accounts payable	27,712	792	-		28,504
Accrued salaries, wages and benefits	7,049	499	-		7,548
Income tax accrual	953	-	-		953
Customer deposits	5,993	-	-		5,993
Other accrued expenses	3,288	139	-		3,427
Total current liabilities	50,817	1,430	1,578		53,825
Long term debt	38,858	-	10,422	b	49,280
Deferred compensation and pension obligations, non-current	11,041	-	-		11,041
Pension Plan	3,008	-	-		3,008
Other long-term liabilities	793	-	-		793
Total long-term liabilities	53,700	-	10,422		64,122
Total liabilities	104,517	1,430	12,000		117,947
			-
Shareholders’ equity			-
Common stock, no par value	40,403	50	8,346	b	48,799
Retained earnings	167,434	15,279	(16,360)	a	166,353
Accumulated other comprehensive income	505	-	-		505
Non-controlling interest		-	-		-
Total shareholders’ equity	$208,342	$15,329	$(8,014)		$215,657.00
Total liabilities and shareholders’ equity	$312,859	$16,759	$3,986		$333,604

See accompanying Notes to Consolidated Combined Financial Statements.

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED JANUARY 29, 2017
(In thousands)

			Pro forma		Pro forma
	Hooker	Shenandoah	adjustment		Consolidated

Net sales	$577,219	$42,347			$619,566

Cost of sales	451,098	31,664			482,762

Gross profit	126,121	10,683	-		136,804

Selling and administrative expenses	83,767	2,781	284	d	86,832
Amortization of acquired intangibles	3,134	-	1,408	f	4,542

Operating income	39,220	7,902	(1,692)		45,430

Other Income (expense), net
Interest expense	(954)	15	(303)	e	(1,242)
Other, net	930	79	-		1,009

Income before income taxes	39,196	7,996	(1,995)		45,197

Income tax expense	13,909	-	2,131	g	16,040

Net income	$25,287	$7,996	$(4,126)		$29,157

Earnings per share
Basic	$2.19				$2.49
Diluted	$2.18				$2.48

Weighted average shares outstanding:
Basic	11,531		176	h	11,707
Diluted	11,563		176		11,739

See accompanying Notes to Consolidated Combined Financial Statements.

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JULY 30, 2017
(In thousands)

			Pro forma		Pro forma
	Hooker	Shenandoah	adjustment		Consolidated

Net sales	$287,180	$21,653			$308,833

Cost of sales	225,920	16,572			242,492

Gross profit	61,260	5,081	-		66,341

Selling and administrative expenses	41,690	1,483	142	d	43,315
Amortization of acquired intangibles	667		464	f	1,131

Operating income	18,903	3,598	(606)		21,895

Other Income (expense), net
Interest expense	(533)		(131)	e	(664)
Other, net	722	67	-		789

Income before income taxes	19,092	3,665	(737)		22,020

Income tax expense	6,568	-	1,039	g	7,607

Net income	$12,524	$3,665	$(1,776)		$14,413

Earnings per share
Basic	$1.08				$1.23
Diluted	$1.08				$1.23

Weighted average shares outstanding:
Basic	11,554		176	h	11,730
Diluted	11,587		176		11,763

See accompanying Notes to Consolidated Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transactions

Acquisition of the Assets of Shenandoah International, Inc.

On September 29, 2017, the Company completed the previously announced acquisition (the “Acquisition”) of substantially all of the assets of Shenandoah Furniture, Inc. (“Shenandoah”) pursuant to the Asset Purchase Agreement the Company and Shenandoah entered into on September 6, 2017 (the “Asset Purchase Agreement”).  Upon completion, the Company paid $32.65 million in cash (the “Cash Consideration”) and issued 176,018 shares of the Company’s common stock (the “Stock Consideration”) to the shareholders of Shenandoah as consideration for the Acquisition. The Cash Consideration included an additional payment of approximately $650,000 pursuant to working capital adjustments provided for in the Asset Purchase Agreement (such working capital adjustment still subject to further adjustment as set forth in the Asset Purchase Agreement).  The number of shares of common stock issued at closing for the Stock Consideration was determined by reference to the mean closing price of the Company’s common stock for the ten trading days immediately preceding the business day preceding the closing date ($45.45).

Amended Credit Facilities

On September 29, 2017, Hooker Furniture Corporation (the “Company”) and its wholly owned subsidiaries, Bradington-Young, LLC, Sam Moore Furniture LLC and Home Meridian Group, LLC (together with the Company, the “Borrowers”), entered into a second amended and restated loan agreement (the “Amended and Restated Loan Agreement”) with Bank of America, N.A. (“BofA”) in connection with the completion of the acquisition discussed in Item 2.01 below.  The Loan Agreement amends and restates the amended and restated loan agreement that the Company, Bradington-Young, LLC and Sam Moore Furniture LLC entered into with BofA on February 1, 2016.

The Company’s existing $30 million unsecured revolving credit facility (the “Existing Revolver”), $41 million unsecured term loan (the “Existing Unsecured Term Loan”), and $19 million term loan secured by a security interest in certain Company-owned life insurance policies (the “Existing Secured Term Loan”) all remain outstanding under the Amended and Restated Loan Agreement.  In addition to these facilities, the Amended and Restated Loan Agreement provides the Borrowers with a new $12 million unsecured term loan (the “New Unsecured Term Loan”).

Amounts outstanding under the New Unsecured Term Loan will bear interest at a rate, adjusted monthly, equal to the then current LIBOR monthly rate plus 1.50%.  The Borrowers must repay the principal amount borrowed under the New Unsecured Term Loan in monthly installments of approximately $143,000, together with any accrued interest, until the full amount borrowed is repaid or until the earlier of September 30, 2022 and the expiration of the Existing Revolver, at which time all amounts outstanding under the New Unsecured Term Loan will become due and payable.  The Borrowers may prepay the outstanding principal amount under the New Unsecured Term Loan, in full or in part, on any interest payment date without penalty.  On September 29, 2017, the Borrowers borrowed the full $12 million available under the New Unsecured Term Loan.

Under the Amended and Restated Loan Agreement, the sublimit under the Existing Revolver available for the issuance of letters of credit remains $4 million.  Any amounts outstanding under the Existing Revolver will continue to bear interest at a rate, adjusted monthly, equal to the then current LIBOR monthly rate plus 1.50%.  The Borrowers must also continue to pay a quarterly unused commitment fee that is based on the average daily amount of the facility utilized during the applicable quarter.

The outstanding principal amount borrowed under the Existing Unsecured Term Loan will continue to bear interest at a rate, adjusted monthly, equal to the then current LIBOR monthly rate plus 1.50%.  The outstanding principal amount borrowed under the Existing Secured Term Loan will continue to bear interest at a rate, adjusted monthly, equal to the then current LIBOR monthly rate plus 0.50%. The Borrowers must continue to repay the principal amount borrowed under the Existing Unsecured Term Loan in monthly installments of approximately $490,000, together with any accrued interest, until the full amount borrowed is repaid or until February 1, 2021, at which time all amounts outstanding under Existing Unsecured Term Loan will become due and payable.  The Borrowers must continue to pay the interest accrued on the principal amount borrowed under Secured Term Loan on a monthly basis until the full principal amount borrowed is repaid or until February 1, 2021, at which time all amounts outstanding under the Existing Secured Term Loan will become due and payable.  The Borrowers may prepay the outstanding principal amount borrowed under either the Existing Unsecured Term Loan or the Existing Secured Term Loan, in full or in part, on any interest payment date without penalty.

Under the Amended and Restated Loan Agreement, any accrued and unpaid interest on the Existing Revolver, the Existing Unsecured Term Loan and the Existing Secured Term Loan that remained unpaid as of September 29, 2017 became due and payable by the Borrowers on October 1, 2017.  Similarly, any accrued and unpaid letter of credit fees that remained unpaid as of September 29, 2017 became due and payable by the Borrowers on October 1, 2017.  As of September 29, 2017, the principal amounts outstanding under the Existing Unsecured Term Loan and the Existing Secured Term Loan were approximately $26,726,190 and $17,079,417, respectively.

The Amended and Restated Loan Agreement includes customary representations and warranties and requires the Borrowers to comply with certain customary covenants, including, among other things, the following financial covenants on a consolidated basis: (i) maintaining a ratio of funded debt to EBITDA not exceeding a specified amount and (ii) maintaining a basic fixed charge coverage ratio equal to or exceeding a specified range.  The agreement also limits the right of the Borrowers to make capital expenditures, to incur other indebtedness and to create liens upon their assets, subject to certain exceptions.  Under the Amended and Restated Loan Agreement, the Borrowers are no longer required to maintain, on a consolidated basis, a specified minimum level of tangible net worth.

The Amended and Restated Loan Agreement does not restrict the Company’s ability to pay cash dividends on, or repurchase, shares of its common stock, subject to the Company’s compliance with the financial covenants discussed above.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Acquisition on the historical financial position and operating results of Hooker Furniture and Shenandoah. The Unaudited Pro Forma Condensed Combined Balance Sheets combine Hooker Furniture’s balance sheet as of July 30, 2017 and Shenandoah’s balance sheet as of June 30, 2017 and the Unaudited Pro Forma Condensed Combined Statements of Operations reflects Hooker Furniture’s fiscal year ended January 29,2017 and Shenandoah’s fiscal year ended December 31, 2016 and the six-month periods ended July 30,2017 and June 30,2017 respectively.  All financial statements assume the transaction took place on February 1, 2016, the beginning of Hooker Furniture’s 2017 fiscal year and January 1, 2016, Shenandoah’s calendar year reporting period.

The fair values of the assets acquired and liabilities assumed are provisional based on management’s preliminary estimate of the respective fair values. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated fair value of identifiable assets and liabilities of Shenandoah as of the acquisition date will be reflected as goodwill. The fair values of net assets and resulting goodwill are subject to finalizing our analysis of the fair value of Shenandoah’s assets and liabilities as of the acquisition date and will be adjusted upon completion of the valuation. The use of different estimates could yield materially different results.

The pro forma financial statements are derived from the historical financial statements of the two companies and the adjustments applied to those historical statements are intended to illustrate the effect of the Acquisition, including the related financing transaction and the assignment of fair value to the acquired assets.  The pro forma financial statements should be read in conjunction with the audited historical financial statements of Hooker Furniture filed with the SEC on April 14, 2017 and unaudited historical financial statements of Hooker Furniture filed with the SEC on June 8, 2017 and September 8, 2017 and the Shenandoah audited and unaudited financial statements and accompanying notes included in this filing.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Shenandoah following the completion of the business combination.

Note 3. Fair Value Estimates of Assets Acquired and Liabilities Assumed

The consideration and components of Hooker Furniture’s initial fair value allocation of the purchase price paid at closing and in the subsequent Net Working Capital Adjustment consisted of the following:

Fair value estimates of assets acquired and liabilities assumed
Purchase price consideration
Cash paid for assets acquired	$32,000
Value of shares issued for assets acquired	8,396
Cash paid for net working capital adjustment	650

Total purchase price	$41,046

Fair value allocation of purchase price
Accounts receivable	$3,576
Inventory	2,380
Prepaid expenses and other current assets	52
Property and equipment	5,418
Intangible assets	13,193
Goodwill	17,645
Accounts payable and accrued expenses	(699)
Accrued expenses	(519)

Total purchase price	$41,046

Substantially all of these amounts are subject to subsequent adjustment as the Company continues to gather information during the measurement period. Certain intangible assets were acquired as part this transaction.  Trade names, customer relationships, and order backlog have been assigned preliminary fair values subject to additional analysis during the measurement period.  Some of these intangible assets have been assigned useful lives while others have been determined to be indefinite-lived.

Fair Value of identified intangible assets	Fair Value
Trade names	$645
Order backlog	479
Customer relationships	12,069

$13,193

Expected amortization of identified intangible assets
Fiscal year
2018	$789
2019	928
2020	928
2021	928
2022	928
2023 and thereafter	8,046

$12,547

Note 4. Pro forma adjustments

The following adjustments give pro forma effect to the Shenandoah acquisition.

a)	To eliminate the historical balances not acquired

Cash	$(5,473)
Plant, property and equipment	(95)
Cash surrender value, company owned life insurance	(497)
Capital stock	50
Retained earnings	15,279
$9,264

b)	To record the initial cash purchase price and net working capital adjustment and related debt and equity issued (see Note 3).

c)	To record the initial fair value estimates of identified intangible assets, leasehold improvements and residual goodwill (see Note 3).

d)
Reflect new compensation arrangements with two key employees in connection with the business combination as per employment agreements which were a condition of the Asset Purchase Agreement, which resulted in a potential increase in total annual compensation of $284 or $142 for the six-month period, if bonus objectives are met.

e)
Record interest expense related to the Bank of America Acquisition Credit Facility. Interest is computed using variable rates as discussed in Note 1 ($303 for the year and $131 for the six-month period).  The initial interest rate on the $12 million Unsecured Term Loan was 2.74%.  A 1/8% variance in the variable interest rate would have an annual impact of $15,000 on interest expense.

f)
Record amortization of identified intangible assets. Margin in the acquired backlog ($479) is amortized during the first four months after the Acquisition and the value of Customer Relationships is amortized over 13 years, using the straight- line method ($928 annually or $464 for the six-month period)

g)	Record corporate income tax expense, acquired company was previously taxed as a subchapter S corporation, net of the tax impact of other income statement adjustments

h)	Represents the increase in the weighted average shares in connection with the issuance of 176,018 Company common shares in the Acquisition.

The income tax effect of pro forma adjustments was calculated using the statutory federal rate of 35% and the Company’s effective state rate of 3.6%.